Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-108309



                        Dobson Communications Corporation

                      Series F Convertible Preferred Stock
                                       and
                              Class A Common Stock


     This prospectus supplement relates to the resale by the holders of class A common stock.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 17, 2003.

     Banc of America Strategic Solutions, Inc. intends to sell an aggregate of 28,585,001 shares of our class A common stock, registered under registration statement no. 333-108309, directly to certain institutional investors. No brokers, dealers or finders were involved in the transaction. The sale is expected to be consummated on or about October 9, 2003.

     The information in the table appearing under the heading "Selling Shareholder" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus. Shareholders listed below may have acquired shares in private transactions from shareholders previously listed in the prospectus.

                                                              Class A Common (1)                Class A Common (1)
                                                              ------------------                ------------------
                                                           Shares Beneficially Owned        Shares Beneficially Owned
                                                               Before Offering                   After Offering
                                                               ---------------                   --------------
                                                               Class A Common                    Class A Common
                                                               --------------                    --------------
                                                                            Percent                      Percent
             Selling Shareholder                          Number           of Class       Number        of Class
             -------------------                          ------           --------       ------        --------
Banc of America Strategic Solutions, Inc.(2)....      28,985,001(3)(4)        26.0%     400,000(3)           *
Flagstone CBO 2001.1 Ltd. ......................          64,634               *              0              *
Cudd & Co. .....................................           8,045               *              0              *
W.R. Huff Asset Management Co., L.L.C. .........         405,195               *              0              *
PIMCO ..........................................         148,680               *              0              *
PIMCO - Catalina CDO Limited ...................          80,455               *              0              *
PIMCO - Bedford CDO Limited ....................          80,455               *              0              *
-------------------------

*    Less than 1%.

(1)  This  registration  statement also covers any additional  shares of class A common stock which become issuable in connection  with  the  shares  registered  for  sale  hereby  by  reason  of any  stock  dividend,  stock  split, recapitalization or other similar  transaction  effected without the receipt of consideration which results in an increase in the number of our outstanding shares of class A common stock.

(2)  Banc of America Strategic Solutions,  Inc. is an affiliate of Bank of America N.A., a lender to Dobson CC Limited
     Partnership,  or DCCLP, our majority  stockholder,  a prior lender to American Cellular  Corporation,  our wholly owned  subsidiary,  and a prior lender to Dobson  Operating  Company LLC,  our wholly owned  subsidiary.  Banc of
     America Strategic  Solutions,  Inc. is also an affiliate of Banc of America Securities LLC, which served as joint book running manager to American Cellular in issuing its 9 1/2% Senior Subordinated Notes due 2009.

(3)  Includes  400,000  shares of class A common  stock  issuable  upon the  exercise of an option  granted to Banc of
     America, N.A.

(4)  Until May 16, 2006, the shares of class A common stock being offered by Banc of America Strategic Solutions, Inc.
     are subject to certain  restrictions  on resale which are contained in a Stock  Purchase  Agreement  among DCCLP,
     Everett  Dobson  and Bank of  America,  N.A.  dated as of May 16,  2003.  Under this  agreement,  Banc of America
     Strategic  Solutions,  Inc.  may not  resell  any of such  shares  except  (a) in  transactions  exempt  from the registration  requirements of the Securities Act, (b) after May 16, 2004, in Rule 144  transactions or at a price of $10.00 per share or more, (c) in an offering registered under the Securities Act in which shares of our common stock or other  securities are being offered for our account or for the account of selling  stockholders,  (d) in transactions  governed by a  registration  rights  agreement with us, (e) in certain  extraordinary  transactions involving us, (f) pursuant to certain tag-along and drag-along rights contained in the Stock Purchase  Agreement,
     (g) to its affiliates, (h) following a sale of control shares by DCCLP, and (i) in other limited instances.

                     --------------------------------------

          The date of this prospectus supplement is January 29, 2004.